Filed pursuant to Rule 433
Registration Nos. 333-130656
and 333-130656-08

Free Writing Prospectus
Dated March 26, 2009

*ABS NEW ISSUE* $514+mm CNH Equipment Trust 2009-A       **FULL PRICING

DETS**

LEADS/BOOKS: Barclays Capital / RBS

**NON-TALF**

TICKER:  CNH 2009-A

SEC-REG

B&D: Barclays

CLS	AMT(mm)	M/S&P/F	WAL	WIN	L.FINAL	BENCH+SPRD	CPN	YLD	$PRICE
A-1	172.300	P-1/A-1+/F1+	0.22	8	04/15/10	IntL+60	1.73603	1.73603	100-00
A-2	122.000	Aaa/AAA/AAA	0.99	9	10/17/11	EDSF+285	4.06	4.096	99.99870
A-3	134.000	Aaa/AAA/AAA	2.00	19	11/15/12	Swaps+385	5.28	5.342	99.99361
A-4	86.441	Aaa/AAA/AAA	3.12	6	12/16/13	IntS+550	7.21	7.328	99.97658

Erisa Eligible

EXPECTED SETTLE:  03/31/09

FIRST PAYMENT DATE:  04/15/09

95% Agricultural Equipment Loans

17 Months Seasoned Collateral Pool

WA Remaining Maturity:  39 Months

Launch/Price:  Thursday

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.  Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-888-227-2275, requesting to be connected to Ext. 2663.